Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between Storage Partners of Pembroke Pines, LLC, a Delaware limited liability company (“Seller”), and SSGT Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, pursuant to that certain Assignment of Purchase Agreement dated February 5, 2016, between Seller, as assignee and MM Storage Partners, L.P., as assignor, Seller is the contract vendee under that certain Purchase Agreement dated January 8, 2015 (as amended, the “Purchase Contract”) with Watermen Pines LLC, a Florida limited liability company, as the contract vendor thereunder (the “Owner”), relating to that certain tract of land, containing approximately 3.0091 acres (more or less) of unimproved real property situated in Pembroke Pines, Broward County, Florida, as more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Land”); and

WHEREAS, pursuant to the terms of the Purchase Contract, Seller is to acquire fee simple ownership of the Land from Owner on February 11, 2016 (the “Scheduled Closing Date”); and

WHEREAS, Seller intends to construct, or cause to be constructed, certain Improvements (as hereinafter defined) upon the Land in accordance with the Plans and Specifications (as hereinafter defined); and

WHEREAS, Seller agrees to sell the Property (as hereinafter defined), including the Land and the Improvements to be constructed thereon, to Purchaser, in accordance with this Agreement, and Purchaser agrees to purchase the Property from Seller, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a) Land. The Land.

(b) Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

(d) Improvements. All improvements and related amenities to be hereafter constructed on the Land by Seller in accordance with the plans and specifications to be hereafter prepared by Seller and provided to Purchaser for Purchaser’s review and approval (the “Plans and Specifications”), as further described in Section 4.1(C) below, with such improvements to contain approximately 84,750 net rentable square feet of storage space and 879 rental units (herein, the “Improvements”).

(e) Intentionally Deleted.

(f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property, if any, now or hereafter owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), including any and all items of Personal Property set forth in the Plans and Specifications.

(g) Contracts. Seller’s interest under the “Contracts” (as defined below), if any.

(h) Intangible Property. All intangible property (the “Intangible Property”) owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all “yellow page” advertisements, (ii) all transferable utility contracts, (iii) all transferable telephone and telecopy numbers, (iv) the Plans and Specifications, (v) to the extent assignable, all licenses, permits, engineering plans and landscape plans, and (vi) all assignable warranties and guarantees relating to the Property or any part thereof.

2.

PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Fifteen Million Seven Hundred Thousand and no/100 Dollars ($15,700,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the “Title Company” (as defined below) on the Closing Date in accordance with wire transfer instructions to be provided by the Title Company.

3.

EARNEST MONEY

3.1 Earnest Money.

(A) Purchaser shall deliver to First American Title Insurance Company - Agency Division, 2121 Ponce de Leon Boulevard, Suite 710, Coral Gables, FL 33134, Attn: Michelle De Armas (the “Title Company”), within two (2) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Initial Deposit”) in the amount of Three Hundred Thousand and no/100 Dollars ($300,000.00). In the event that Purchaser delivers the “Closing Notice” (as defined in Section 4.1.1 of this Agreement) to Seller, then within two (2) business days following the expiration of the “Approval Period” (as defined in Section 4.1.1 of this Agreement), Purchaser shall make an additional earnest money deposit (the “Second Deposit”) with the Title Company in the amount of Three Hundred Thousand and no/100 Dollars ($300,000.00). Additionally, within two (2) business days following the later to occur of (i) the expiration of the Approval Period, should Purchaser elect to deliver the Closing Notice, or (ii) Purchaser’s written acknowledgment that all foundations of the Improvements have been completed, as reflected on a current as-built survey of the Property hereafter delivered by Seller to Purchaser, Purchaser shall make one final earnest money deposit (the “Third Deposit”) with the Title Company in the amount of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00).

(B) The Initial Deposit, together with the Second Deposit and the Third Deposit, if delivered hereunder, and together with all interest accrued thereon, are herein collectively called the “Earnest Money”. The Initial Deposit, together with the Second Deposit and the Third Deposit, if delivered hereunder, shall be invested by the Title Company in an FDIC-insured, interest-bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing. If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser by the Title Company; provided, however, that (i) following the expiration of the Approval Period, the Initial Deposit, and the Second Deposit, if and when made, shall be nonrefundable to Purchaser and applied as a credit against the Purchase Price at Closing, except in the event Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of Sections 4.1(C), 4.1.2, 7.1, 7.2, 8.1, 9.20 and/or 9.22 of this Agreement, in which event such deposits shall be returned to Purchaser, as further provided in such sections, and (ii) following Purchaser’s delivery of the Third Deposit to the Title Company, the Third Deposit additionally shall be nonrefundable to Purchaser and applied as a credit against the Purchase Price at Closing, except in the event Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of Sections 4.1(C), 4.1.2, 7.1, 7.2, 8.1, 9.20 and/or 9.22 of this Agreement, in which event such deposit shall be returned to Purchaser, as further provided in such sections.

4.

CONDITIONS TO CLOSING

4.1 Seller’s Obligations.

A. Seller shall deliver to Purchaser (at Seller’s expense), within three (3) business days after the Effective Date, true, correct, complete and legible copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein, with respect to the Property (collectively, the “Due Diligence Items”). Seller shall provide Purchaser with written notice at such time as Seller determines that all Due Diligence Items have been delivered to Purchaser (the “Due Diligence Delivery Notice”). Within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, Purchaser shall confirm in writing to Seller, if such be the case, that all required Due Diligence Deliveries have been received by Purchaser, in which event the date that Purchaser receives the Due Diligence Delivery Notice shall be deemed to be the “Due Diligence Receipt Date” (herein so called) for all purposes of this Agreement. In the event, however, that Purchaser determines that it has not been provided with all of the Due Diligence Items, then Purchaser shall provide Seller with written notice thereof (the “Missing Due Diligence Notice”), within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, enumerating with specificity in such notice which Due Diligence Items set forth on Schedule “A” have not been provided by Seller (the “Missing Due Diligence Items”). Within two (2) business days following Seller’s receipt of the Missing Due Diligence Notice, Seller shall provide Purchaser with the Missing Due Diligence Items, together with written notice confirming such delivery (the “Missing Due Diligence Delivery Notice”). Within two (2) business days following Purchaser’s receipt of the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, Purchaser shall confirm in writing to Seller that Purchaser has received all required Due Diligence Items, in which event the date that Purchaser receives the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, shall be deemed to be the Due Diligence Receipt Date for all purposes of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Purchaser may request additional information, documentation or materials concerning the Property from Seller at any time after the Effective Date, and Seller agrees to use commercially reasonable efforts to provide such additional information, documentation or materials to Purchaser, provided it is within Seller’s possession or under its control, and further provided that the delivery or non-delivery of any such item shall in no manner extend the Approval Period. Notwithstanding the foregoing provisions of this Section 4.1(A), should Seller (i) fail to timely deliver the Due Diligence Delivery Notice to Purchaser, as required above, or (ii) fail to timely deliver the Missing Due Diligence Delivery Notice and/or the Missing Due Diligence Items to Purchaser, as required above, then the Due Diligence Receipt Date shall not occur until Purchaser so acknowledges in writing, and until such time as Purchaser so acknowledges the occurrence of the Due Diligence Receipt Date, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by the Title Company to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

B. Except as specifically set forth in this Agreement or in the documents delivered by Seller at Closing, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any Due Diligence Items or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete or accurate). It is the parties’ express understanding and agreement that, subject to Seller’s representations and warranties set forth in this Agreement and in the documents delivered by Seller at Closing, any materials which Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination and determination during the Approval Period as to whether Purchaser wishes to purchase the Property, and, in doing so, subject to Seller’s representations and warranties set forth in this Agreement and in the documents delivered by Seller at Closing, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Subject to Seller’s representations and warranties set forth in this Agreement and in the documents delivered by Seller at Closing, Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

C. Seller has informed Purchaser that Seller has not yet prepared the Plans and Specifications. From and after the Effective Date, Seller shall proceed in good faith to promptly prepare the Plans and Specifications. At such time as Seller has finalized the Plans and Specifications, Seller shall provide a copy of same to Purchaser for its review and approval, and upon its receipt of the Plans and Specifications, Purchaser shall confirm such receipt in writing to Seller, with the date of such receipt by Purchaser being herein called the “Plans and Specifications Receipt Date”. In the event that the Plans and Specifications have not been provided by Seller to Purchaser by May 2, 2016, then Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by the Title Company to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for the Surviving Obligations.

D. Seller has informed Purchaser that as of the Effective Date, Seller does not possess any permits or licenses as may be necessary to commence and complete construction of the Improvements. Purchaser acknowledges that Seller’s failure to provide such permits or licenses to Purchaser within three (3) business days of the Effective Date shall not constitute missing Due Diligence Items for purposes of this Section 4.1; provided, however, that Seller shall otherwise remain obligated to fulfill its obligations with regard to obtaining any such licenses and permits in accordance with the terms hereof, including, without limitation, Seller’s representations in subsections (xviii) and (xxi) of Section 4.4(a) and Seller’s covenants in Section 5.7(c)(iv).

4.1.1 Approval Period. During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the later to occur of (i) the forty fifth (45th) day following the Due Diligence Receipt Date, or (ii) the tenth (10th) day following the Plans and Specifications Receipt Date (herein, the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a) Purchaser’s being satisfied in Purchaser’s sole discretion that the Property is suitable for Purchaser’s intended use; and

(b) Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items, including without limitation the Plans and Specifications, together with all related construction documents.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby. In such event, this Agreement will terminate as of the date of such notice, and neither party shall have any further obligation hereunder except for the Surviving Obligations. If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period. In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement. If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, neither party shall have any further obligation hereunder except for the Surviving Obligations. In either of such events terminating this Agreement, promptly following written request from Purchaser to the Title Company, the Title Company shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for the Surviving Obligations.

4.1.2 Title Commitment.

(a) Seller shall convey good and marketable title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below). Within five (5) business days following the “Acquisition Date” (as defined below), Seller shall obtain, at its sole cost and expense, and deliver to Purchaser, a title commitment (the “Title Commitment”) for an ALTA Owner’s Policy of Title Insurance (the “Title Policy”), issued by the Title Company, insuring good and marketable fee simple title to the Property, together with legible copies of all exceptions listed therein. Purchaser shall have ten (10) days following its receipt of the Title Commitment, legible copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller written notice of Purchaser’s objections to title (the “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing. Seller shall notify Purchaser in writing within five (5) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure (failure to give such notice shall be deemed an election not to cure any objections or matters set forth in the Title Objection Letter). In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing and proceed to Closing (in which event such waived title objection shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii) terminate this Agreement upon written notice to Seller and receive a prompt refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, in which event neither party hereto shall have any further obligations under this Agreement except for the Surviving Obligations. If Purchaser does not terminate this Agreement prior to the expiration of the aforesaid five (5) day period, then at Closing, Purchaser shall accept title to the Property subject to the Permitted Encumbrances (subject to Seller’s absolute obligation to cause the removal and release of record of any and all Monetary Liens (as hereinafter defined) at or before Closing).

(b) All exceptions set forth in Schedule B of the Title Commitment which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing), are herein collectively called the “Permitted Encumbrances”.

(c) In the event that any update to the Title Commitment or Survey, including any update to the Title Commitment or Survey following “Substantial Completion of the Work” and/or “Completion of the Work” (as defined in Section 5.7 below), indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitment or Survey and that are unacceptable to Purchaser, in its sole discretion, Purchaser shall, within five (5) days after receipt of any such update to the Title Commitment or Survey, notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, (ii) any exceptions that arise in connection with construction of the Improvements, and (iii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments of a liquidated amount that appear on the Title Commitment (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, (a) the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, (b) Purchaser shall be entitled to receive reimbursement from Seller for all out-of-pocket expenses incurred by Purchaser or any affiliate of Purchaser in connection with this Agreement, and (c) neither party shall have any further obligations hereunder other than the Surviving Obligations.

4.1.3 Survey. Within five (5) days following the Effective Date, Seller shall provide Purchaser with a current survey of the Property (the “Survey”), which shall be in form reasonably acceptable to Purchaser and shall include the following ALTA/ACSM Land Title Survey Table A Items: 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 8, 9, 11(b), 13, 14, 16, 17, 18 and 19. Additionally, within five (5) business days following “Completion of the Work” (as defined in Section 5.7 below), Seller shall provide Purchaser with a current as-built survey of the Property (the “Updated Survey”), dated subsequent to the date of completion of the Improvements, reflecting the location of the completed Improvements and shall include the following ALTA/ACSM Land Title Survey Table A Items: 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 11(b), 13, 14, 16, 17, 18, 19 and 20(a). All costs and expenses relating to the Survey and the Updated Survey, including all revisions thereto required to conform to the terms of this Section 4.1.3, shall be borne by Seller.

4.2 Inspection.

(a) During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), Seller shall provide Purchaser reasonable access to the Property, in order to conduct Purchaser’s due diligence. Such access shall be solely for the purposes of: (a) inspecting the physical condition of the Property and any and all portions thereof, including physical and mechanical inspections, (b) reviewing all financial and other records pertaining to the construction of the Improvements, including, but not limited to, all applicable books, records, documents, accounting and management reports of Seller, and (c) reviewing originals of all Contracts. For the avoidance of doubt, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys.

(b) Purchaser shall at all times conduct such due diligence in compliance with applicable laws, in a manner so as not to cause damage, loss, cost or expense to Seller or the Property (and without interfering with or disturbing construction activities thereon), and Purchaser shall promptly restore the Property to its condition immediately preceding such inspections and examinations and shall keep the Property free and clear of any mechanic’s liens or materialmen’s liens arising in connection with such inspections and investigations.

(c) Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller its officers, shareholders, partners, members, directors, employees, attorneys and agents harmless for, from and against all liability, loss, cost, judgment, claims for bodily injury or property damage, or expense which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, excluding the discovery of pre-existing conditions on the Property, which obligation of indemnification shall survive the Closing or termination of this Agreement. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of comprehensive general liability and property damage insurance with an insurer or syndicate of insurers reasonably acceptable to Seller providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $2,000,000 general liability and $2,000,000 excess umbrella liability, naming Seller, Seller’s lender and any other person or entity related to Seller or involved with the transaction contemplated by this Agreement (such lender, additional persons or entities to be designated in writing by Seller), as additional insureds and containing a provision to the effect that insurance provided by Purchaser hereunder shall be primary and noncontributing with any other insurance available to Seller. Purchaser shall deliver evidence of such insurance coverage to Seller prior to the commencement of the first inspection.

(d) If Purchaser provides a Closing Notice to Seller before the Approval Period expires, then Purchaser may conduct additional due diligence activities after the Approval Period, but only in accordance with this Section 4.2 and otherwise in accordance with this

Agreement, and Purchaser shall have no additional rights or remedies under this Agreement as a result of such inspection(s) or any findings in connection therewith, except as may be otherwise expressly provided in this Agreement. With respect to all inspections and examinations of the Property whether during or after the Approval Period:

(i) all entries onto the Property by Purchaser shall be preceded by not less than 24 hours (forty-eight (48) hours for intrusive physical testing) prior notice to Seller, which may be verbal, (ii) Seller shall be entitled to have a representative present at the time of each such inspection, (iii) Purchaser shall not perform any tests with respect to the Property without the prior written consent of Seller in each instance, which consent shall not be unreasonably withheld, (iv) any entry upon the Property shall be performed in a manner which is not disruptive to the construction of the Improvements and (vi) Purchaser shall not engage in any activities which would violate the provisions of any permit or license pertaining to the Property.

(e) Except in connection with the performance of customary title searches, violation searches, litigation searches, Patriot Act searches, zoning investigations and any other customary searches of governmental agencies’ files or offices, neither Purchaser nor any representative or agent of Purchaser shall contact any Federal, state, county, municipal or other department or governmental agency regarding the Property without Seller’s prior written consent thereto, not to be unreasonably withheld. In addition, if Seller’s consent is obtained by Purchaser, Seller shall be entitled to receive at least five (5) business days prior written notice of the intended contact and shall be entitled to have a representative present when Purchaser has any such contact with any governmental official or representative.

(f) Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that (i) the results of all third party inspections, analyses, studies and similar reports relating to the Property prepared for Purchaser (but expressly excluding any such inspections, studies and similar reports internally generated by Purchaser) utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights; and (ii) all information regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives (except to the extent already within the public domain, the “Proprietary Information”) is confidential and except as may be required by applicable law or court order (including but not limited to in connection with public disclosure obligations required by the United States Securities and Exchange Commission), shall not be disclosed to any other person prior to Closing, except those assisting Purchaser with the transaction, or Purchaser’s lender, if any, and then only upon Purchaser making such persons aware of the confidentiality restriction. Purchaser agrees not to use or allow to be used any such Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information provided by Seller to Purchaser. Nothing contained in this Section 4.2(f) shall restrict disclosure of the Proprietary Information by Purchaser following Closing. Notwithstanding any other term of this Agreement, the provisions of this Section 4.2(f) shall survive the termination of this Agreement.

4.3 Purchaser’s Representations and Warranties.

(a) Purchaser represents and warrants to Seller that:

(i) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and, on or before the Closing Date, shall be in good standing and qualified to do business under the laws of the State of Florida,

(ii) Purchaser has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement,

(iii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound,

(iv) To Purchaser’s actual knowledge, (i) there are no judgments, orders or decrees of any kind against Purchaser unpaid or unsatisfied of record and (ii) there is no legal action, suit or other legal or administrative proceeding pending or threatened which could be filed before any court or administrative agency which would have any material adverse effect on the ability of Purchaser to perform its obligations under this Agreement,

(v) Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor, to Purchaser’s actual knowledge, has any such petition been filed against Purchaser; no general assignment of Purchaser’s property has been made by Purchaser for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property,

(vi) Purchaser is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”). Neither Purchaser nor any beneficial owner of Purchaser (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

(b) Purchaser shall deliver a certificate to Seller at Closing updating and recertifying all of the foregoing representations and warranties to Seller so as to be effective and deemed given as of the Closing Date, and reflecting any changes in circumstances which may have occurred following the Effective Date. Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing or termination of this Agreement.

4.4 Seller’s Representations and Warranties.

(a) Seller represents and warrants to Purchaser that:

(i) from and after the Acquisition Date, Seller shall own good and marketable fee simple title to the Property, and no party shall have the right or option to acquire all or any portion of the Property, other than Purchaser pursuant to the terms of this Agreement,

(ii) Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(iii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iv) there is no existing or pending (or to Seller’s knowledge threatened) litigation affecting Seller or the Property,

(v) Seller has no knowledge of, and has not received any written notice of, any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied,

(vi) Seller has no knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vii) at Closing, there shall be no service contracts, equipment leases and/or maintenance agreements affecting the Property, other than Contracts, if any, hereafter approved in writing by Purchaser pursuant to Section 5.3 below,

(viii) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(ix) at Closing, there will be no parties in possession of, or claiming any possession to, any portion of the Property,

(x) at Closing there will be no unpaid bills or claims in connection with any construction or repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(xi) to Seller’s actual knowledge, all information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, is true, correct and complete in all material respects.

(xii) Seller has no knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property,

(xiii) Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiv) there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xv) the Improvements will be, and as of the Closing Date shall have been, constructed in accordance with the Plans and Specifications, with no defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property,

(xvi) the Improvements, following completion, shall be free from the presence of any form of mold, in violation of applicable law,

(xvii) to the best of Seller’s knowledge, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with “Environmental Requirements” (as defined below) or otherwise adversely affect the Property, and there are no “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements,

(xviii) on or before Closing, Seller shall have obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the completion and occupancy of the Improvements and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which, as of the Closing, shall be in full force and effect and not subject to revocation, suspension, forfeiture or modification,

(xix) the Property is legally compliant and conforms with all applicable zoning laws, rules and regulations,

(xx) Seller is in compliance with the requirements of the Foreign Asset Orders. Neither Seller nor any beneficial owner of Seller (a) is listed on the OFAC Lists or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended,

(xxi) within ninety (90) days following the Acquisition Date (the “Commencement Date”), Seller shall have obtained all building permits and other governmental approvals as may be necessary to commence and complete construction of the Improvements, and at such time further shall have obtained all necessary financing to enable Seller to complete construction of the Improvements.

(b) Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser so as to be effective and deemed given as of the Closing Date. All of the foregoing representations and warranties in this Section 4.4 expressly shall survive for a period of nine (9) months following the Closing.

(c) For purposes of this Agreement, “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

(d) For purposes of this Agreement, the terms “to Seller’s knowledge,” “to the best of Seller’s knowledge” and phrases of similar import shall mean the actual knowledge (and not constructive knowledge) of Bruce Manley or Jonathon Manley, without independent inquiry or investigation, and shall not mean that Seller or such individual is charged with knowledge of the acts, omissions and/or knowledge of the Seller’s other agents or employees or of Seller’s predecessors in title to the Property, unless Bruce Manley or Jonathon Manley otherwise has actual knowledge of any such matter. Seller represents and warrants that Bruce Manley and Jonathon Manley will be involved in supervising the construction of the Improvements and are the individuals in Seller’s business organization that are and will be most knowledgeable with respect to the matters represented and warranted above.

5.

COVENANTS OF SELLER

5.1 Insurance. From the Acquisition Date through and including the Closing Date, Seller agrees to keep the Property insured for its full replacement cost against fire and other hazards covered by extended coverage endorsement, including at all time maintaining builder’s risk insurance, and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in an amount not less than Two Million and no/100 Dollars ($2,000,000.00), and to pay all premiums for such insurance prior to the applicable due dates.

5.2 Operation of Property.

(a) Following completion of the Improvements, and through and including the Closing Date, Seller agrees to operate and maintain the Property in the normal course of business and in a commercially reasonable manner.

(b) Following the Acquisition Date, Seller shall maintain in existence all certificates, licenses and other approvals, governmental and otherwise, that are required for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, and any of which, as of the Closing, are of a continuing nature, shall be in full force and effect on the Closing Date and not subject to revocation, suspension, forfeiture or modification.

5.3 Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party service contracts (excepting such third-party service contracts that are terminable on not more than 30 days’ notice without payment of any fee) which are approved by Purchaser, in writing, in Purchaser’s reasonable discretion, not to be unreasonably withheld, conditioned or delayed (herein, the “Contracts”).

5.4 Leasing of Property. From the Effective Date through and including the Closing Date, Seller agrees not to (i) enter into any leases affecting the Property or any portion thereof, including occupancy and or rental agreements for storage units, cellular tower leases and billboard leases (collectively, “Leases”), without Purchaser’s prior written consent, to be granted or withheld in Purchaser’s sole discretion, or (ii) amend, terminate or accept the surrender of any Leases, if any, or directly or indirectly grant any discounts or rental concessions to any tenant of the Property, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion.

5.5 Listing of Property for Sale. From the Effective Date through and including the Closing Date, Seller agrees to not list, verbally or in writing, the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements, including back-up contracts, regarding any disposition of the Property.

5.6 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

5.7 Construction of Improvements.

(a) Seller’s Construction Obligations. Seller shall at all times diligently prosecute “Completion of the Work” (as hereinafter defined), including construction of the Improvements (the “Work”) with all due diligence strictly in accordance with the Plans and Specifications and otherwise in accordance with this Agreement. Seller agrees to deliver Completion of the Work no later than fourteen (14) months following the Commencement Date (the “Outside Completion Date”). No changes may be made to the Plans and Specifications without the express prior written consent of Purchaser, not to be unreasonably withheld.

(b) Substantial Completion of Work. At such time as Seller determines that “Substantial Completion of the Work” (as defined below) has occurred, Seller shall provide Purchaser with written notice thereof. Within ten (10) days following Purchaser’s receipt of such notice, Seller and Purchaser shall perform a walk-through of the Improvements and, based upon such walk-through, Purchaser shall prepare a detailed punchlist (the “Punchlist”), setting forth items to be corrected or otherwise completed by Seller. For purposes of this Section 5.7(b), “Substantial Completion of the Work” shall mean the stage in the progress of the Work when the Work is sufficiently complete in accordance with the Plans and Specifications so that the Improvements can be occupied for their intended use.

(c) Completion of the Work. The term “Completion of the Work” shall mean the date upon which all of the following shall have occurred, as acknowledged by Purchaser in writing:

(i)	Seller shall have obtained and furnished to Purchaser copies of all acceptance letters required by applicable governmental authorities for all streets, curbs, gutters, alleys, water lines and sanitary and storm sewers serving the Improvements, including any necessary offsite water lines and sanitary and storm sewers;

(ii)	Seller shall have provided Purchaser with evidence satisfactory to Purchaser that all utilities required by the Plans and Specifications have been installed and are fully operational;

(iii)	the Work shall have been completed strictly in accordance with the Plans and Specifications, all applicable laws, ordinances, codes, rules and regulations, including without limitation, building codes and standards, and the Architect (as hereinafter defined) and structural engineer designated by Seller (as to foundations and slabs) shall have provided completion certificates to Purchaser in form reasonably satisfactory to Purchaser;

(iv)	final and unconditional certificate of occupancy (the “Certificate of Occupancy”) shall have been issued for the Property by all applicable governmental authorities, and any and all other permits, licenses and approvals from all applicable governmental authorities necessary for the construction and occupancy of the Improvements on the Property shall have been issued, copies of all of which shall have been provided to Purchaser;

(v)	any and all assessments, public or private, special or general, arising out of or in connection with, or in any manner pertaining to, the prosecution of the Work or any portion thereof, including, but not limited to, paving assessments and/or liens and assessments for or relating to the construction of sewer, water, electric or other utility facilities, shall have been paid in full (or credited to Purchaser), and Seller shall have delivered to Purchaser evidence of the same;

(vi)	all amounts due to contractors, subcontractors and material suppliers with respect to the Work shall have been paid in full (or transferred to bond in accordance with the Florida Construction Lien Law, Chapter 713 of the Florida Statutes), and no liens shall have been filed or, to Seller’s knowledge, claimed or threatened with respect to the Work nor any claims made which could result in a lien being filed against the Property;

(vii)	Seller shall have provided Purchaser with final lien waivers from the General Contractor (as hereinafter defined) and each subcontractor and supplier of material that delivered a notice to Seller with respect to the Work or of which Seller has actual knowledge;

(viii)	Seller shall have provided Purchaser with the Updated Survey, in form set forth in Section 4.1.3, reflecting completion of the Work and not disclosing any overlaps, protrusions and/or encroachments;

(ix)	Seller shall have completed all work set forth on the Punchlist to Purchaser’s reasonable satisfaction; and

(x)	The Land and Improvements shall be in a neat, clean and orderly condition, with no debris, trash or construction equipment located thereon.

5.8 Change Orders. No alterations, additions or deletions will be made in the Work unless expressly agreed to in writing by Purchaser and Seller. Within thirty (30) days of receiving a written request for any change (“Change Order”) from Purchaser, Seller will present Purchaser with a proposal for such Change Order, which shall include (i) any additional fees and expenses which would be incurred in connection with such Change Order, and (ii) any extension to the Outside Completion Date which would result from implementing such Change Order. If Purchaser accepts the terms of Seller’s proposal within five (5) business days from receipt thereof, the Change Order will become a binding attachment to the Plans and Specifications, and to the extent a conflict between a Change Order and the Plans and Specifications exists, the terms of the Change Order shall control. Failure of Purchaser to approve Seller’s proposal for changes within five (5) business days after receipt of Seller’s written proposal shall constitute a rejection of the proposal. Unless otherwise specified in an agreed-upon Change Order, Purchaser shall pay to Seller any additional fees and expenses relating to such Change Order, in cash or immediately available funds, within five (5) business days after Purchaser’s acceptance of the proposal. Seller will not be obligated to proceed with the Change Order Work until all such amounts have been paid as agreed, and Seller has no obligation to stop Work while proposed Change Orders are being discussed.

5.9 Signage. Seller agrees that Purchaser shall be entitled to install temporary signage on the Land at any time following the Acquisition Date announcing the self storage facility to be constructed on the Land, subject to any applicable governmental requirements. Seller further agrees that at any time following the Acquisition Date, Purchaser shall have the right, at its sole cost and expense, to add permanent signage to the Land and the Improvements; provided, however, that (i) Purchaser obtains Seller’s prior written consent, not to be unreasonably withheld, before erecting such signage and (ii) such signage shall be subject to any applicable governmental requirements.

5.10 Construction Agreement. No later than ten (10) days prior to the expiration of the Approval Period, Seller shall enter into a written agreement (the “Construction Agreement”) with a licensed general contractor (the “General Contractor”) for construction of the Improvements on the Land, and provide a copy of same to Purchaser. Upon full execution of the Construction Agreement by Seller and General Contractor, Seller and Purchaser shall enter into an amendment to this Agreement whereby the Construction Agreement is incorporated into this Agreement as Exhibit “E” and made a part hereof.

5.11 Assignment of General Contractor Warranties. At the Closing, Seller shall assign to Purchaser all warranties and guaranties under the Construction Agreement, pursuant to an Assignment of General Contractor Warranties in form attached hereto as Exhibit “F” and incorporated herein. The Construction Agreement shall not be modified, amended or terminated in any material respect without Purchaser’s prior written consent, not to be unreasonably withheld.

5.12 Assignment of Subcontractor Warranties. At the Closing, Seller shall cause General Contractor to assign to Purchaser, pursuant to an Assignment of Subcontractor Warranties in form attached hereto as Exhibit “G” and incorporated herein (the “Assignment of Subcontractor Warranties”), all of General Contractor’s rights with respect to the “Subcontractor Warranties” (as defined in the Assignment of Subcontractor Warranties).

5.13 Assignment of Architect’s Warranties. At the Closing, Seller shall cause Stinard Architecture, Inc., a Georgia corporation (“Architect”), to assign to Purchaser, pursuant to an Assignment of Architect’s Warranties in form attached hereto as Exhibit “H” and incorporated herein (the “Assignment of Architect’s Warranties”), all of Seller’s rights with respect to the “Architect’s Warranties” (as defined in the Assignment of Architect’s Warranties).

5.14 Seller Warranty. At the Closing, Seller shall deliver to Purchaser a construction warranty (the “Seller’s Construction Warranty”), in the form attached hereto as Exhibit “I” and incorporated herein, warranting the Improvements to be free from defects in materials or workmanship for a period of twelve (12) months following the Closing Date. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE CLOSING DELIVERIES TO BE MADE PURSUANT TO THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THE PROPERTY.

6.

CLOSING

6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Title Company, located at the address set forth in Section 9.1 hereof, on the date (the “Closing Date”) that is thirty (30) days following Completion of the Work; provided, however, that in the event Completion of the Work has not occurred by the Outside Completion Date, then Seller shall be in default under this Agreement, and Purchaser shall be entitled to pursue any remedies available to Purchaser under Section 8.1 below. Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Title Company acting as escrow agent, and neither party need be present at Closing.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, free and clear of any tenants in possession under the Leases.

6.3 Proration.

(a) All real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date. To the extent any such real estate taxes, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing, apportionment for any item not yet fixed shall be made in accordance with the terms of Section 6.3(b) below. Seller’s obligation to pay Purchaser Seller’s prorata share of said amounts (as calculated in accordance with the previous sentence) shall survive Closing. Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless therefrom, which obligations of Seller expressly shall survive Closing. Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise utilities shall be prorated at Closing. Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation. The proration shall allow for any available discount. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

(c) If any adjustment or apportionment is miscalculated at the Closing, or the complete and final information necessary for any adjustment is unavailable at the Closing, the affected adjustment shall be calculated and readjusted after the Closing upon discovery of such miscalculation or receipt of such final information, as applicable.

(d) Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of the Property pursuant to any declaration or restriction affecting the Property.

The terms and provisions of this Section 6.3 shall expressly survive for a period of twelve (12) months following the Closing.

6.4 Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) any escrow fees of the Title Company, (b) all recording costs relating to the Deed, (c) all title insurance costs relating to a mortgagee’s policy of title insurance, if applicable, together with extended coverage and/or any endorsements desired by Purchaser with respect to the Title Policy, (d) all expenses associated with financing its acquisition of the Property, if applicable, including, without limitation, documentary stamp and nonrecurring taxes, and (e) the fees of Purchaser’s counsel. Seller shall pay, on the Closing Date, (u) all costs and expenses of whatsoever nature relating to construction of the Improvements, (v) all costs relating to the Survey and the Updated Survey, (w) all title insurance costs relating to the base Title Policy, (x) all applicable transfer taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, excepting such taxes and charges related to Purchaser’s financing, if applicable, (y) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs. Additionally, on the Closing Date, Seller shall leave petty cash in the amount of Three Hundred and no/100 Dollars ($300.00) on site at the Property, which amount shall be reimbursed by Purchaser to Seller at Closing as a credit in favor of Seller on the closing statement.

6.5 Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Title Company reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a) Deed. Special Warranty Deed (the “Deed”) conveying the Land and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B” and incorporated herein, subject only to the Permitted Encumbrances. The description of the Land provided with the Updated Survey shall be the description used in the Deed.

(b) Assignment of Personal Property, Service Contracts and Warranties. An Assignment of Personal Property, Service Contracts and Warranties (the “Assignment of Personal Property”), in the form attached to this Agreement as Exhibit “D” and incorporated herein.

(c) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d) Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended, in form attached to this Agreement as Exhibit “C” and incorporated herein.

(e) Contracts. The originals of all of the Contracts.

(f) Intentionally Deleted.

(g) Affidavit. An affidavit in the form required by the Title Company to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity.

(h) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.4(b).

(i) Title Policy. At Purchaser’s option, either (i) a “marked title commitment”, committing to issue the Title Policy in the form approved by Purchaser and subject only to the Permitted Encumbrances, or (ii) a proforma owner’s title policy, in the form approved by Purchaser and subject only to the Permitted Encumbrances, with the Title Policy to be delivered to Purchaser as promptly after Closing as reasonably possible.

(j) Subcontractor Warranties. The Assignment of Subcontractor Warranties;

(k) Architect’s Warranties. The Assignment of Architect’s Warranties;

(l) Seller’s Warranties. The Seller’s Construction Warranty; and

(m) Seller’s Closing Statement. Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

6.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to the Title Company the following:

(a) Purchase Price. The Purchase Price (net of the Earnest Money, to be applied as a credit against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Title Company.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Title Company to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c) Purchaser’s Closing Statement. Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

(d) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.3(b).

(e) Assignment of Personal Property. The Assignment of Personal Property.

7.

RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is initiated to take all or a portion of the Property, or any interest therein, by eminent domain proceedings or by deed in lieu thereof (a “Taking”), Seller shall notify Purchaser of such fact. If Seller notifies Purchaser of a “Material Taking” (as defined below), or should Purchaser otherwise acquire knowledge thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price. If Purchaser does not elect to terminate this Agreement by Closing in connection with a Material Taking, or if the Taking (or pending or contemplated Taking which has not been consummated) does not constitute a Material Taking, Purchaser shall accept so much of the Property as remains after such Taking with no abatement of the Purchase Price, and at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all awards for such Taking by eminent domain. For purposes of this Section 7.1, a “Material Taking” shall mean (i) a Taking which affects access to the Property, (ii) a Taking which affects the parking spaces located on the Property, (iii) a Taking which causes a loss of all or any portion of the Improvements or the use thereof, or (iv) any other Taking which materially or adversely affects the operation of the Property as a self storage facility.

7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If prior to the Closing the Property suffers any damage equal to or in excess of Three Hundred Thousand and no/100 Dollars ($300,000.00), as estimated by General Contractor, from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss. If prior to the Closing the Property suffers any damage less than Three Hundred Thousand and no/100 Dollars ($300,000.00), as estimated by General Contractor, prior to the Closing, Purchaser will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss) and there shall be no other reduction in the Purchase Price.

8.

DEFAULT

8.1 Breach by Seller. In the event of a default by Seller under this Agreement not cured within the applicable notice and cure period set forth in Section 8.3 below, Purchaser shall be entitled to (i) pursue the remedy of specific performance of Seller’s obligations under this Agreement, or (ii) terminate this Agreement, receive a refund of the Earnest Money, and pursue an action against Seller to recover any and all actual out-of-pocket expenses incurred by Purchaser and any affiliate thereof in connection with the transaction contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in the event Seller, directly or indirectly, sells the Property for a purchase price in excess of the Purchase Price, within a period of one (1) year following the date of a default by Seller hereunder, including by virtue of the direct or indirect transfer of ownership interests in Seller, then Seller furthermore shall be obligated to pay any such excess amount to Purchaser, in cash, as additional damages for Seller’s default hereunder, which obligation shall expressly survive the termination of this Agreement.

8.2 Breach by Purchaser. In the event of a default by Purchaser under this Agreement not cured within the applicable notice and cure period set forth in Section 8.3 below, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to receive the Earnest Money as liquidated damages (and not as a penalty). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that the Earnest Money represents a reasonable forecast of such damages.

8.3 Notice and Cure. In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date or the Outside Completion Date.

9.

MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, postage prepaid, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	Storage Partners of Pembroke Pines, LLC c/o Hampshire Real Estate 22 Maple Avenue Morristown, NJ 07960 Attn: Don Engels Tel: (973) 734-4246 Fax: (973) 984-0393

with copies to:	Manley Storage Ventures 636 Skippack Pike, Suite 100 Blue Bell, PA 19422 Attn: Bruce Manley Tel: (215) 646-2200 Fax: (215) 646-2220

Fox Rothschild LLP 2000 Market Street Philadelphia, PA 19103 Attn: Michael Menkowitz Tel: (215) 299-2756 Fax: (215) 299-2150

If to Purchaser:	SSGT Acquisitions, LLC 111 Corporate Drive, Suite 120 Ladera Ranch, CA 92694 Attn: H. Michael Schwartz Tel: (949) 429-6600 Fax: (949) 429-6606

with copies to:

SSGT Acquisitions, LLC

8235 Douglas Ave #815

Dallas, Texas 75225

Attn: Wayne Johnson

Tel: (214) 217-9797

Fax: (214) 217-9798; and

Mastrogiovanni Mersky & Flynn, P.C.

2001 Bryan Street, Suite 1250

Dallas, Texas 75201

Attn: Charles Mersky, Esq.

Tel: (214) 922-8800

Fax: (214) 922-8801

If to Title Company:	First American Title Insurance Company – Agency Division 2121 Ponce de Leon Boulevard Suite 710 Coral Gables, Florida 33134 Attn: Michelle M. De Armas Tel: (305) 908-6254 Fax: (866) 908-6012

9.2 Real Estate Commissions. Pursuant to a separate written agreement, Seller has agreed to pay NGKF Capital Markets (“Broker”) a real estate commission upon consummation of the transaction contemplated by this Agreement. Except for Seller’s agreement with Broker, neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend and hold harmless Seller for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold harmless Purchaser for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement, or the date for performance specified in this Agreement, falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Florida, then, in such event, the time of such period, or the date for such performance, shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7 Governing Law; Venue. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF FLORIDA, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF FLORIDA SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL OBLIGATIONS ARISING HEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF FORT LAUDERDALE, COUNTY OF BROWARD, STATE OF FLORIDA, AND THE PARTIES WAIVE ANY OBJECTIONS BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING.

9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, to (i) an affiliate of Purchaser, (ii) an entity in which SS Growth Operating Partnership, L.P., a Delaware limited partnership and/or Strategic Storage Growth Trust, Inc., a Maryland corporation, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee; provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability or obligation hereunder. Except as expressly set forth hereinabove, Purchaser may not assign its rights or obligations under this Agreement without the prior written consent of Seller, and any such assignment made without Seller’s consent shall be void ab initio.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit up to and including appellate levels and fees to determine and collect fees. Except as provided in the immediately preceding sentence, each party shall bear such party’s own attorneys’ fees.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12 Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13 Exhibits. The following schedules, exhibits and other documents are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a) Schedule A, List of Due Diligence Documents

(b) Exhibit A, Legal description of the Land

(c) Exhibit B, Form of the Deed

(d) Exhibit C, Form of the Non-Foreign Affidavit

(e) Exhibit D, Form of the Assignment of Personal Property

(f) Exhibit E, Construction Agreement

(g) Exhibit F, Form of the Assignment of General Contractor Warranties

(h) Exhibit G, Form of the Assignment of Subcontractor Warranties

(i) Exhibit H, Form of the Assignment of Architect’s Warranties

(j) Exhibit I, Form of the Seller’s Construction Warranty

(k) Exhibit J, Form of Non-Compete Agreement

9.14 No Recording. At any time following the expiration of the Approval Period, Purchaser shall be entitled to file a memorandum of this Agreement in the Official Records of Broward County, Florida, providing notice to the public of this Agreement as well as Purchaser’s rights hereunder; provided, however, that Purchaser agrees: (i) upon written request by Seller, to subordinate such memorandum to the lien of Seller’s construction lender; and (ii) prior to recording such memorandum, to provide the Title Company with an original termination of memorandum in recordable form, signed by an authorized representative of Purchaser. Upon receipt of notice of Purchaser’s election to terminate this Agreement in accordance with the terms hereof, the Title Company shall record the termination of memorandum in the Official Records of Broward County, Florida, without need of obtaining further consent or approval from Purchaser.

9.15. Tax-Deferred Exchange. In accordance with Section 9.19 below, each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.16 Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall disclose the Purchase Price or any other economic terms of this transaction, and each party agrees to use best efforts to prevent disclosure of any such restricted information by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) each party shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, (iii) the parties expressly acknowledge that the Purchase Price will be ascertainable based on the recording details set forth on the face of the Deed, which Deed shall be publically available without restriction through the Broward County Clerk of Courts, and (iv) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with any court order, the directive of any applicable governmental authority, or any applicable securities law, rule or regulation. The provisions of this Section 9.16 shall survive Closing or any termination of this Agreement.

9.17 Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period.

9.18 Non-Competition. Seller shall deliver a non-compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in the form attached to this Agreement as Exhibit “J” and incorporated herein, executed by Seller, Bruce Manley and Jonathon Manley (collectively, the “Restricted Parties”). The Non-Compete Agreement shall provide that neither the Restricted Parties nor any of their respective principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop or manage a self storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the Property.

9.19 Further Assurances. From and after the Effective Date, Seller and Purchaser agree to perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably requested by the other party, and necessary or proper and usual to complete the transactions contemplated by this Agreement and to carry out the purpose of this Agreement in accordance with the terms hereof; provided that no such requested action or document shall modify the terms of this Agreement or increase the obligations or liabilities of either party hereunder.

9.20 Environmental. Following the expiration of the Approval Period, Purchaser may obtain additional environmental studies of the Property from time to time (the “Additional Environmental Reports”). In the event any such Additional Environmental Report discloses (i) that there are conditions on, at or relating to the Property which are in non-compliance with Environmental Requirements, or (ii) the possibility that Hazardous Materials may exist on or under the Property that will require remediation under any applicable federal or state laws (herein, a “Subsequent Environmental Matter”), then Purchaser shall be entitled to terminate this Agreement so long as such Subsequent Environmental Matter (a) was not disclosed in the environmental site assessment of the Property obtained by Purchaser during the Approval Period and (b) has, or is reasonably likely to have, a material or adverse effect on the Property which could result in potential liability or expense to Purchaser in excess of $50,000. Should Purchaser so elect to terminate this Agreement, then Purchaser shall provide Seller with written notice thereof, whereupon the Earnest Money shall be promptly returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any instructions to the contrary which might be provided by Seller, and thereafter neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations. Notwithstanding the foregoing, in the event any such Subsequent Environmental Matter is susceptible of cure, and Seller notifies Purchaser in writing, within five (5) business days following Purchaser’s notice of termination, that Seller has elected to cure such Subsequent Environmental Matter, then Purchaser’s notice of termination shall be deemed withdrawn, and Seller shall promptly undertake such cure and thereafter diligently pursue such cure to completion. In the event Seller elects to cure a Subsequent Environmental Matter, it shall be obligated to cure such Subsequent Environmental Matter by Closing; provided, however that if Seller cannot reasonably effect such cure by the scheduled Closing Date, then, provided that Seller has promptly commenced such cure and is diligently pursuing same, Seller shall have the right to extend the Closing Date for up to sixty (60) days, upon written notice delivered to Purchaser, in order to provide Seller with additional time to complete such cure; and, upon such extension of the Closing Date by Seller, Seller agrees to at all times thereafter continue to diligently pursue the cure of such Subsequent Environmental Matter to completion.

9.21 No Waiver. No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

9.22 Failure to Acquire Title. Seller agrees to notify Purchaser in writing at such time as Seller acquires title to the Property (such date of acquisition being herein called the “Acquisition Date”), and Seller agrees to use its best efforts to acquire the Property by the Scheduled Closing Date. In the event that Seller for any reason fails to acquire fee simple title to the Property by March 15, 2016, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller and receive a prompt refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, in which event neither party hereto shall have any further obligations under this Agreement except for the Surviving Obligations; provided, however, that upon such termination Seller shall reimburse Purchaser, upon demand, for all out-of-pocket expenses incurred by Purchaser or any affiliate of Purchaser in connection with this Agreement.

[Signature page to follow and remainder of page intentionally left blank]

Executed to be effective as of the Effective Date.

SELLER:

Storage Partners of Pembroke Pines, LLC, a Delaware limited liability company

By: MM Storage Partners, LP, a Delaware limited partnership, its sole Member By: MM Storage, LLC, a Delaware limited liability company, its general partner

By:	/s/ Bruce D. Manley
Name: Bruce D. Manley
Title: CEO

Date: February 5, 2016

PURCHASER:

SSGT Acquisitions, LLC, a Delaware limited liability company

By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: President

Date: February 8, 2016

The undersigned Title Company hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the 10th day of February, 2016, and (ii) the Three Hundred Thousand and no/100 Dollar ($300,000.00) initial earnest money deposit on the 10th day of February, 2016, and agrees to hold and dispose of the Earnest Money strictly in accordance with the provisions of this Agreement. Seller and Purchaser hereby designate the Title Company as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Title Company, by its execution below, hereby accepts such designation.

TITLE COMPANY:
First American Title Insurance Company – Agency Division

By:	/s/ Michelle DeArmas
Name:	Michelle DeArmas
Title:	Senior Commercial Escrow Officer